Exhibit 99.2

INSITUFORM TECHNOLOGIES, INC.
August 15, 2007
8:30 a.m. CT

Operator:	Good day everyone and welcome to this Insituform Technologies conference call. Today’s conference is being recorded.

Any financial or statistical information presented during this call, any non-GAAP measure, the most directly comparable GAAP measure and reconciliation to GAAP results will be available on our Web site, insituform.com.

During this conference call, we make forward-looking statements, which are inherently subject to risks and uncertainties.  Our results could differ materially from those currently anticipated due to a number of factors described in our SEC filings and throughout this conference call.  We do not assume the duty to update forward-looking statements.  Please use caution and do not rely on such statements.

Now, I would like to turn the conference over to Insituform’s Chairman and Chief Executive Officer, Al Woods.

Al Woods:	Good morning and welcome to today’s call. My name is Al Woods. I am the Chairman of the Board and interim CEO of Insituform Technologies.

Yesterday, we announced a senior management change.  I would like to begin this morning by recapping the announcement.  We will give you a little bit more background on why our board decided to make the changes.  At the conclusion of my remarks, we will be happy to answer your questions.

As you know, the board accepted Tom Rooney’s resignation as President and CEO.  We are in the process of retaining an executive search firm and will immediately launch a search to identify and hire the individual to succeed Tom.

At this point, we are not going to put a timeframe on the search except to say that we intend to finish it as soon as possible.  We will consider both internal and external candidates.  While the search is in progress, I will serve as interim CEO while continuing as Chairman of the Board.  I am not a candidate to become CEO on a permanent basis.

For those of you who don’t know me, you can find some of my biographical information on the Insituform Web site.  I have been a member of the board since 1997 and the non-executive Chairman since 2003.  As Chairman, I’ve been the board’s regular liaison with the CEO, and through the years I’ve consulted regularly and continuously with him on the progress of the business.

I do not anticipate any start-up issues in stepping into the CEO’s role. The rest of our senior management team remains in place, although there are some promotions that we announced today.

Joining me on the call today is Tom Vossman our Senior Vice President and Chief Operating Officer.  Tom has been with our company since January of 2005, and has been our COO since May of that very same year.  He was a senior executive of several large contracting companies prior to joining Insituform and brings a great deal of operations experience and talent to his position.

Also joining me today is David Morris who has been promoted to the job of Senior Vice President and Chief Administrative Officer.  This is a new position at our company, and it places David in charge of administrative functions, including legal, human resources, purchasing, information technology, real estate, facilities, risk management and insurance.  Prior to this promotion, David was the Senior Vice President and General Counsel and Secretary.  He will retain those responsibilities in his new position.  David has been with Insituform since January of 2005.

Also on the call today is David Martin who has been promoted to Vice President and Chief Financial Officer.  David started his career with Insituform in 1993 and has risen up through the ranks in a number of financial management positions.  He was named Vice President and Controller in January of 2006.

As most of you know, we have been without a Chief Financial Officer since the beginning of 2000.  And David has been our de facto CFO while we conducted a search.  David has done an outstanding job.  And after watching him perform, our board decided that the best man for the job was the one who was already in place.  We are very pleased to reward David’s hard work with this promotion and confident that he will be an outstanding CFO.

As those of you who regularly follow this company know, Tom Rooney became our Chief Executive Officer with the charge to implement a three-prong strategy based on operational excellence, technological innovation and business growth.  Tom’s tenure was successful in a number of areas involving development and implementation of new technology and improving our operational performance.

However, you also know that our business growth has stagnated.  You know from past discussions on these calls that this stagnation is largely the result of flat to reduced overall spending in the U.S. sewer rehabilitation market, the market that accounts for the bulk of our revenue.  Many people think it could be the end of 2008 before we see a significant rebound in this market.  As a board, we continue to believe in our three-prong strategy of operational excellence, technological innovation and business growth.

We look to our CEO for a business plan to deliver consistently against each of these strategies while maximizing long-term value for our shareholders.  As a board, we are not and will not be content simply to wait out a slow market.

Through many discussions in recent months, our board has been unable to agree with Tom’s plan to restore growth to our business, and when a board cannot come together and support the CEO’s business plan, changes must be made.  After discussions with Tom last week, we mutually agreed that the best course of action would be for Tom to step aside, and he submitted his resignation.  He departs with our thanks and best wishes.

So now the question becomes, what do we do to get back on a growth track and to do it sooner rather than later?  I am not ready today to give you a comprehensive list of steps we plan to take.  This is what our management team needs to work through.  And it is a subject upon which our new CEO ultimately will have some say.  However, we know that these are issues we will address from a position of strength.  We are a profitable company.  We are leaders in the U.S. sewer rehabilitation market, our largest market sector.  We have a rock solid financial position.  The departure of our CEO notwithstanding, we have a talented and experienced senior management team in place.  In brief, while we clearly face short-term challenges that must be addressed, we are not a company in crisis.  We have the time and the resources that we need to focus on these issues and address them effectively.

I can also tell you that over the next few months, we are going to reconnect with our customers.  This will involve everyone in our operations management, including me.  We will be meeting with customers, listening to them and determining how we can help do an even better job of talking to them.

In just a few moments, we will open the lines for your questions.  Before we do so, I want to anticipate a couple of issues I know will arise.  In the last few quarterly calls, there has been a discussion of possible restructuring in the balance sheet, and it has been projected that decisions would be forthcoming in this area before the end of the year.

Many view our current capitalization as sub-optimal.  Management is actively reviewing this issue.  We are mindful of the financing opportunities that are out there, however, given current uncertainty in the public debt market, we believe we should continue to study this issue.  We anticipate taking action in this area, but we are not inclined to view the end of 2007 as a deadline.

I also want to give you a quick update on the shut down of the tunneling business, which is on track.  We expect that all but one of our outstanding tunneling projects will be completed by the end of 2007 and that last project will be wrapped up during the first quarter of 2008.

Our forecast of shut down costs has proven to be on target, and we expect to sell off equipment consistent with that forecast in the same timeframe.

In our announcement yesterday, I said that I am excited to have the opportunity to lead the company through this transition.  I want to repeat that today.  Our company has a great talented employee group, unique industry leading technology, a strong financial position, and an established leadership position in an industry that becomes more important to our world’s future with each passing day.

Insituform’s future is bright, and we expect our search for a new CEO to produce excellent candidates to lead the company into the future.

Thank you again for joining us today and the four of us are now ready to take your questions.

Operator:
Thank you.  The question-and-answer session will be conducted electronically.  If you wish to ask a question, please press star followed by the digit one on your touch-tone telephone.  We will proceed in the order that you signal us and take as many questions as time permits.  Once again, if you do have a question or a comment, please press star one at this time.  We’ll pause for a moment to assemble the roster.

We’ll go first to Cliff Ransom with Ransom Research, Inc.

Cliff Ransom:	Good morning folks. Can you please tell us what the principal components of the business plan that your previous CEO had that you could not get behind?

Al Woods:	Good morning, Cliff, thank you very much.

Cliff Ransom:	Thanks Al.

Al Woods:
I think in my opening remarks and in my, in our press release, I addressed this issue to some degree.  I think that it’s important to understand that the, any conflicts between the board’s philosophical outlook and that of our CEO were purely philosophical.  We have had many discussions regarding the strategies we plan to implement.  We are driven with the notion that we need to be in position to provide a value on a consistent basis to our shareholders, and be able to deal with, on an effective basis, market cycles.

I think that’s a sufficient description of sort of matters that we were in conflict with from a 10,000 foot level.  I don’t think it’s appropriate to go into greater detail between the dialogue of the board and our CEO at this time.

Cliff Ransom:	Can you give us a sense please of the board’s commitment to international markets and potable water markets? Is there a change there?

Al Woods:
I would say, at this point, there is no change in the view of the board towards the strategies this company is pursuing.  Again, we believe that we have a very strong position and are optimally positioned, I should say, to pursue many opportunistic growth areas worldwide, water being principal.  We believe that the development, continued development of Insituform BlueSM is central to our long-term strategies.

It’s important to confirm, we are not changing strategy. The board remains committed to the three prongs that I spoke to earlier.

Cliff Ransom:	Have you amongst the separation agreements with CEOs include some words on standstill or non-participation in any buyout terms? Is that present in Tom’s contract?

Al Woods:	I would say that the, I would say that there is an agreement in place. I’m going to refer that response to our Chief Administrative Officer David Morris.

Cliff Ransom:	Thanks.

David Morris:	Yes, the, we will be filing the terms of Tom’s separation agreement with the SEC on Friday. Specifically with request to your question on a standstill, yes it does include a standstill provision.

Cliff Ransom:	Thanks, I’ll get back in queue.

Operator:	We’ll move now to John Quealy with Canaccord Adams.

John Quealy:
Good morning.  A few questions.  First, it looks like you’ve had about two CEOs in four years.  I would characterize both of those guys as much more sales oriented in their background even though Tom had a good chunk of engineering.  Can you comment on what you’ve seen in your tenure on the board in terms of characteristics of the CEO?  Would you be moving towards more of an engineering focused person?  That’s my first question.

Al Woods:
Thank you John.  I would not agree with, totally agree with your characterization.  We’ve had two CEOs in four years, and I would stretch that to five years.  And that is true.  However, they were not both sales oriented.  Tony Hooper, who was Tom Rooney’s predecessor, was not a sales oriented person.  That was not his background.

That said, the board has established a search committee.  That search committee is comprised of members of our board of directors.  That search is, I believe, underway.  We are committed, I can tell you, to reconnect with our customers.  As I mentioned in our, my opening remarks, we believe it’s very important that we partner more effectively with our customers to help them find solutions to their issues.  That’s our commitment.

I cannot speak specifically regarding what qualities, background, principal background the CEO will bring to the company.  We have identified a number of specifications, and we are not specifically going to discuss matters of that specificity relating to the search publicly.

John Quealy:
And my second question, with regards to the visibility of the business, this is a very lumpy construction business.  Arguably you have more than half the market in sewer re-lining domestically.  Is the board happy with the systems in place to accurately predict customer buying patterns?  It doesn’t seem like you’ve had great visibility in the past.  Do you need to focus more on systems or communication, or is this just the nature of the market where visibility is inherently limited?

Al Woods:
I believe an appropriate response to your question, and it is an excellent one, is yes.  Meaning, we need to focus more effectively on all of the above.  We need to be in improved contact with our customers, feet on the ground where the rubber hits the road.  We need to employ systems more effectively in order to both manage, interpret that data, and so that we can have improved visibility looking forward.

Let me refer you to Tom Vossman, our Chief Operating Officer.

Tom Vossman:
Yes John, with respect to the U.S. market, in addition to what Al said, our forecast going forward suggests that the market has bottomed out, and that in terms of overall spending and our visibility currently suggest a flat market, perhaps for the next year.  That means our job is to go out and win more business in that flat market.

In addition, we’ve recently completed an extensive survey of almost 400 of our largest sewer rehab customers to determine how they’re making their spending decisions right now.  I think we’ve done a good job working with those customers and listening to them.  Well whenever you talk with and listen to customers, you always learn ways that you can do the job better working with them.  And we did this through the survey.  In other words, I believe there are ways, as a result of this survey, that we believe we can grow our business in this flat market.

John Quealy:
And my last question, in terms of new growth opportunities, BlueSM has been a highlight, at least in discussion, for the last couple of quarters.  Can you comment?  Is this at the top of your growth initiative platform in the potable water market?  Is still the commitment there and the spending commitment there?  And perhaps, I know there’s been some very minor success, mostly overseas, but do you see a penetration of that important market as a key focal point for the new CEO?

Al Woods:
Based on our current strategies, I would say categorically yes.  We, based on our visibility, our intelligence, we see this globally as roughly a $7 trillion market.  And we have committed significant resources and technology to the penetration of this business opportunity.  So yes, we see this as central to our strategy going forward.

John Quealy:	Thank you.

Operator:	We’ll go next to Debra Coy with Janney Montgomery.

Debra Coy:	Yes, good morning. Nice to meet you on the phone Al, and congratulations to David Martin, in particular.

A question in terms of trying to understand the definition of the strategy going forward and the stylistic differences.  It sounds like, Al, trying to read between the lines as people are trying to figure out where Insituform is going next, that perhaps there were more stylistic differences, what you referred to in the press release with Tom versus actual strategy differences.  Is that a fair assessment?  For instance, I know there has been some controversy with the St. Louis MSD, a little bit of back and forth in the news between Insituform and the city, you know, a fair amount of press coverage.  I’m trying to assess really what sort of changes you’re likely to be making, if any, in the business strategy.

Al Woods:	Thank you, Debra, and I’ve heard so much about you and look forward to meeting you.

I would say that there, the outlook towards the strategy of the business has not changed, and we foresee no changes.  And I really would prefer if you will permit for us not to dwell on issues between the outlook of Tom Rooney and the company or the company’s board.

I will say that we feel that we need to drive value, and I know it sounds repetitive because I’ve already mentioned this.  We need to be in position with our tactics and our execution to drive value on a consistent and predictable basis for our shareholders through all market cycles.

Debra Coy:
OK, and obviously that’s not something that Insituform has ever done, and it is, as John noted earlier, you know, the second CEO to get fired in five years.  So I guess what you’re saying is that you believe that there is still the right guy out there that can bring some more predictability to the company’s quarter-over-quarter, year-over-year earnings outlook.  Is that correct?

Al Woods:	Partially correct. Let me first start at the highest level. No one has been fired, so …

Debra Coy:	OK. Two resignations have been accepted, I’m sorry.

Al Woods:
And I think that the company is in the best position it’s ever been to develop the kind of visibility, the kind of implementation and execution to provide greater consistency through difficult market cycles.  And when I say in the best position, it has the strongest management team it has had in the history of my connection with the business.  So what I’m saying to you is we are far more effectively positioned than we have ever been.  It is a fair remark and assessment from you that heretofor we have not produced the kind of operating consistency that I’ve just referred to.

Debra Coy:
OK, fair enough.  We’ll be looking forward to that.  And then, and then finally, I think that everyone knows that I didn’t entirely agree with what I viewed as the very aggressive pricing strategy of the company in the past to take share, and also haven’t entirely agreed with the recent assessment that the key driver of the business outlook is housing starts.  So I’m wondering – maybe this is a question from Tom Vossman.

Tom, you mentioned that your forecast suggested the market has bottomed and is looking flat.  Can you just give a little bit more color on what you think are some of the ways to win business and grow in a flat market?  I mean kind of what would be your vision of some of the ways that Insituform could do that other than what we’ve seen thus far, which has been a pretty aggressive pricing strategy?

Tom Vossman:	Thanks Debra. Yes, as we’ve alluded to and spoke about some, we’ve already seen a decline in pricing …

Debra Coy:	Yes.

Tom Vossman:
. . . there’s no doubt.  And I believe, certainly, from the beginning of this year we’re responding to that appropriately.  Part of the answer lies in repositioning our cost structure throughout the United States and Europe better.  I think we caught ourselves in a down cycle at a time when we believed we needed to position ourselves for an upturn.  We need to be smarter about that going forward, and I’m very pleased with the progress we’ve made in the past few months in completely repositioning how the company looks to perform in both an upturn and being prepared to take advantage of that as much as we would maximize our value in a downturn.

A part of it is gaining better market intelligence about customer activity.  I think you’ve heard Al speak to that.  We really believe that gaining a more partnering relationship with the customer base and identifying ways to truly help increase their ability to spend more on infrastructure is something we need to do, and I’m very – I mentioned the market survey, and it was very telling in providing us visibility to some things we need to be doing that we haven’t in the past.

The last part is aggressively seeking revenues from sources outside the municipal market.  And I think there’s several opportunities that avail themselves for us to take advantage of, and we have not focused as much as we should on those sources of revenue.

And finally, specifically regarding pricing, I would contend that we do not see ourselves as have been alluded to in the past as leading a decline in pricing.

Debra Coy:
OK, fair enough.  I guess just one last follow up, when you say seeking revenues outside the municipal market, are you referring to Tite Liner® or are you referring to other new opportunities that you haven’t been involved with to date?

Tom Vossman:
Both.  I think we can do more with our Tite Liner® business, and have been addressing that in recent months.  I think there are opportunities in the industrial sector we haven’t taken advantage of that we need to, and certainly to compliment not just talking about the U.S., but the opportunities that are growing in our European operations and maximizing our opportunity to take ourselves into greater geographies to expand our revenue base on a much faster pace are examples of things we can do to offset what we see in the U.S.

Debra Coy:	OK, thank you very much.

Operator:	We’ll go next to Francesca McCann with Stanford Group.

Francesca McCann:
Yes, hello there.  A couple of follow up questions.  One is, in terms of moving forward, are you planning on scaling down the business at all to increase profitability of, you know, in this down market?  And then as a follow on to that, what else are you planning on staffing?  Any changes there or staffing up certain areas?

Tom Vossman:
Well as it relates to your first question Francesca, we, in fact, have already begun to, I had labeled it as repositioning our cost structure.  We, in fact, have taken down crews in the U.S. We have actually moved crews into markets that are much closer to where we see the revenue in a better position short-term than what we have seen in the past.

And at the same time, we’re developing ways to ensure that as we look to scale back and properly size ourselves for the current conditions, that we also prepare ourselves both through new equipment design, holding on to very talented employees so that we can take advantage of markets that come back faster than we might see.

The, and please remind me your second question.

Francesca McCann:	Sure. And actually just, sorry, to follow up on that though …

Tom Vossman:	Sure.

Francesca McCann:	. . . scaling back but being prepared for, that’s a tough balance. I guess if you can expand on how you, you know, plan to kind of cut down yet still be ready to ramp up if need be.

Tom Vossman:	Yes, that’s a great question.

Francesca McCann:	I mean it sounds great in theory, but.

Tom Vossman:
Yes, one of the things that we certainly caught ourselves in was ramping up in 2006, and then entered this cycle of, what I’m really referring to is we’ve got a tremendous employee base out there.  I would tell you we have some of the finest employees.  They can do great work for our customer base, and scaling back, if we only scaled back to what we thought the backlog would allow us to operate at optimal level, we would probably risk losing employees we don’t want to lose.  So there’s a balancing point between getting us to a crew level that’s acceptable, trying to maximize what we can out of those crews, high grade the crews, perhaps short-term where we may keep foreman or supervisors and double up on certain crews, anticipating that they can do more work in the short-term, but also allowing us to retain those employees to be able to grow the business back and be prepared with leaders.  It’s a tough business to find the type of talent in today’s construction market so you can simply go out and hire a superintendent to run a crew.  So we’re trying to do it very smart.

The other things we have, Al mentioned, and there’s been a lot of talk about I BlueSM, and we do see ramping up I BlueSM as fast as possible, doing it strong.  We think there are some leverage points in our project management team.  Some of our superintendents, we’ve got, we’ve got expertise in pipe bursting, expertise in dealing with polyethylene pipe.  We don’t want to lose that, so we think we can, you can leverage some resources in our North American operations to accelerate I BlueSM at the same time and not lose some of these critical employees that we want to hold onto in anticipation of stronger growth down the road.

Francesca McCann:	OK, does that mean then transferring crews from sewer to drinking water?

Tom Vossman:
Yes, I wouldn’t characterize it as transferring.  There are, they are two different technologies, two different markets, two different needs in how the work has to be performed.  It’s transfer, it’s potentially transferring people but not on, not interchangeably, you know, one day doing sewer work, the next day doing I BlueSM work.  I think it’s holding on to employees that do a great job in construction, training them on new technologies to permanently stay within that group, or perhaps come back to sewer, but not interchangeably going down the road.  We do see, at the crew level, the ability to grow I BlueSM crews and sewer crews.  I don’t think we, at least today, we don’t see that being the leverage point.  I think we see it at the next level, build engineering, project management estimating and general management of regional activity can all be leveraged so we can appropriately grow I BlueSM, and again, retain employees inside Insituform and not lose them to the market.

Francesca McCann:
OK.  And then on the international expansion, I know that, you know, Tom had been doing quite a bit of international travel, really pushing that.  I’m guessing there will have to be some slow down, at least in the interim, as you are trying to bring somebody on, you know, have somebody become familiar as with the business overall.  I would assume – I know that you said it would still be a high priority, but I’m guessing that to some extent it would have to take a back burner even just physically not being able to have somebody travel as much as Tom had been.

Tom Vossman:
Francesca, with regard to the company’s long-term success, there’s absolutely no doubt that new international markets are critical.  We think that our work, both in sewer and what we see in I BlueSM, as mentioned, will be in great demand throughout the world for many, many years to come.  And I think everybody on the phone probably agrees with that.

Our challenge is not simply to grow internationally, but to do it profitably. It’s an important challenge and one we intend to meet.

Francesca McCann:	OK, thank you.

Operator:	We’ll go next to Dan Leben with Robert W. Baird.

Dan Leben:
Great, thank you, good morning.  I just wanted to follow up on kind of the outlook for the sewer business, and you guys had said that you see it kind of flattening and bottoming out now.  I just wanted to go back to the kind of lag effect behind the housing market, the trailing kind of nine to 12 months relationship, you know, if that, and if that really were the case, you could argue that we’ve got another, you know, six or nine months here of kind of aggressively down markets before, you know, we could see a bottoming.  Just what gives you confidence that that actually is not the case and that, you know, things have flattened out and bottomed here?

Al Woods:
Can I – before Tom Vossman, who I’d like to deal with the execution piece of your question, just philosophically, from our point of view, whether there’s a connection between housing starts and rehab spending is really beside the point.  The question is, how will we know when sewer rehab spending is going to rebound, not how do we know when it’s going to rebound.  But rather, how are we going to continue to produce growth?  Growth in revenue and profitability of our business in this market and all market cycles.  That’s really the question, and those are the issues that we are tactically addressing, addressing very aggressively.  But I just wanted to sort of provide that at the 10,000 foot level before Tom responds.  Tom?

Tom Vossman:
Yes, I, earlier Dan, there was a question about the inconsistency of the company in the past, including in systems and in processes that would allow us to be more confident making these comments.  And I, I’m very pleased, you know, the report which I discussed earlier, this recent survey we conducted.

In addition to that, I’m probably even more pleased with some activity that we’ve begun to embark on that then takes that information and continues to push it through the customer base to try an discern exactly what we can expect from them, not just one to two months out from our sales team, but literally three, six, nine, 12, and in fact, the survey asked them what they thought they would do up through 2012.  So that’s something that we have not done in the past.

It gives me a lot more confidence that one, we have a sales force that we’ve invested in, in the past that’s getting the information from the source.  It’s also enlightening us as to that perhaps what we’re seeing is being characterized as a U.S. market slow down, but in fact, it’s a customer by customer decision slow down impacted by a multitude of things, four of which seem to stand out across all these municipalities, and that’s really allowing us to rethink the way we structure the sales force.  We see the bid market, perhaps, being different, attacking it differently from our ability to go negotiate work with some of our resources that seem to be stronger in that area.  But this effort that I’m referring to is giving us some real insight on who we need to focus on educating, different constituencies in the market that we probably haven’t been dealing with enough to help influence the level of spending.  But again, I would characterize it in what we’re seeing as more of a by state or even a by city issue that we need to get one to two years strong outlooks, and we feel good about it.

So when I sit here and say that we see it flat, the system we’re using, the visibility gives me a lot more comfort today than it did 12 months ago, expecting what we think is going to bid or the type of negotiated work that our sales team is working on much farther out than a quarter.

Dan Leben:
OK, great.  And then just to go back to the crews – I know on the last conference call you guys had said the crew level was down to 66, 67, somewhere in that range.  And you had mentioned earlier on the call how you’d pulled back.  Was the pullback to that range, or has there been another kind of cutback since the conference call?

Tom Vossman:
That is about where we are.  I think, I think it’s a, you know, it’s around 67 today.  And we probably shouldn’t, you know, talk in too much detail about our strategy and deploying crews as it relates to what the market has to offer, but I would tell you that I don’t see us, I think we’re at where we need to be in response to the market.  And again, the cutback was the first phase.  The second phase is are the crews positioned appropriately for the market, but I don’t see us taking radical action.  I think what we’re seeing now is that we’ve hit where we need to be to be as optimal as we can, to extract as much value out of this market as we can, maintain our market leading position and retain these quality employees through the cycle.

Dan Leben:
OK, great.  And then the last question, just around the pricing of bids, not so much about the level, but what type of systems do you have in place to go back after a bid has been either won or lost and analyze that bid and figure out, you know, where the puts and takes were?  Are there any possibilities that, you know, some of the bidding activity where you can actually raise prices but still win the same bids and just improve the profitability that way?

Tom Vossman:
That’s a great question Dan, and I guess I wish I could offer you more insight over the phone.  I’m not sure I want to describe our strategy, but I think the short answer is, we have a fantastic system in place.  We have put in place, or will be putting in place over the next 30 days some, a system that we’ve created that we think will enhance our ability to – to answer your last question is yes.  Do we see opportunities to extract more value out of the market giving better systems from past bid history, and the answer is yes.

Dan Leben:	Great, thanks guys.

Operator:	We’ll go next to Arnie Ursaner with CJS Securities.

Arnie Ursaner:
Hi.  First I’d like to also congratulate David.  I think you know I’ve been as supportive of your being assigned the role as anyone, but I have a question for the board.  Wouldn’t it be surprising to announce a permanent CFO if you’re about to bring in a new CEO who would probably want to make his own choice for CFO?

Al Woods:
Good morning, Arnie, that’s a very good question, and it’s one that, quite frankly, I did struggle with.  We, as a board, do not run the day to day operations of the company.  We provide guidance and assistance and support.  We have witnessed a search that covered a duration that seemed we were running a marathon.  It took an incredible period of time.

At the same time, we were assessing along the way the qualities that were resident in our, in our operation, in our company, and have assessed that David Martin has done a fantastic job and has been doing the job for quite a period of time.  We recognize that this search is going to take hopefully not too long because I did say I would be here on an interim basis, and interim I hope is truly interim.

On the other hand, we recognize that it would be, it would be realistic to realize that by the time this search ends, David will have been operating as our de facto CFO for over two years.  It was my assessment and that assessment was also made by the board that we need to stabilize our organization, stabilize our management, recognition where we have the level of quality, skill, professionalism, et cetera, and make the appropriate moves now to run the business as effectively as we can now so that we’re better positioned to deliver the kind of predictability of growth and earnings that I alluded to earlier.  And so when the new CEO arrives, the company hopefully, and I say hopefully guardedly because I mean it is our absolute commitment that the company will be in far better position to continue that kind of favorable performance over time.

Arnie Ursaner:
Again, I assume, you know, the purpose of this call is to be as open and as straightforward with your shareholders as you can be, so I’ll ask a pretty straightforward question.  Can you give us the characteristics you intend to give to the executive search firm about what you believe would be the right candidate?  And I’ll be very specific, how important is public company CEO experience?  How important is engineering background?  Can you be, you know, relatively specific about the characteristics of who you believe the right candidate will be?

Al Woods:
I, let me just restate something I said earlier.  Our board has established a search committee.  That search committee, working with a number of external resources have developed a series of specifications.  I, quite frankly, don’t have the specifications in front of me, nor am I specifically on the search committee.  I will say that the members of the board and the individuals who are on the search committee have been associated with this company for an extensive period of time.  They understand many of the issues that many of you have raised this morning in your questions.  They have developed, I am confident, a series of specifications that will be quite appropriate for the needs of this organization and consistent with the interest of our shareholders.

I don’t know that it’s a appropriate for me to speak with greater specificity regarding the specifics that they are looking for other than to say that we will take into account the nature of our business, the nature of our company, the nature of our employees, the nature of our investor shareholder group, the nature of the marketplace, and attract the most qualified person we can given all of those interests.

Arnie Ursaner:
I don’t think you’re answering the question at all.  You haven’t said whether public company experience matters, engineering – these are relatively basic questions, and you are the Chairman of the Board.

Al Woods:	You’re right, and I think what I’ve said is there are a combination of specifications that the committee …

Arnie Ursaner:	But you’re not sharing them with us at all …

Al Woods:	I think that …

Arnie Ursaner:	. . . in any way, shape or form.

Al Woods:
I think that we are an engineering company, to some extent whereas technology is very important to us, and so that will be a consideration.  I think we have a customer group that requires qualities with respect to ability to sales and build relationships, and that will be an important consideration.  I think that we have a shareholder group that has specific interest.  We think we have a sense of what those interests are and that will be a consideration.  However, these are matters for the board.  They are going to be respected and taken into consideration, and I’m, during this call, not going to speak to greater specifics.

Arnie Ursaner:
OK, you’ve given a very scholarly answer, which sounds quite good, about delivering value on a consistent basis and growing in all market cycles and improving both revenue and earnings in a more consistent manner, but I don’t think you’ve given any broad content about how you intend to do this.  You’ve got a pretty big market share already.

In the past, your competitors in down cycles have been willing to take on business almost on an unprofitable manner to keep crews busy, so again, can you be a little more specific – I’m going down a path of whether the reason Tom is no longer with you, whether it’s performance, philosophy or capital structure.  There are many things about the performance over the last few years that have been quite favorable, productivity improvement, safety, logistics, technology.  The one thing that has been missing is a lack of earnings.  And I’m a little unclear, again, I’m trying to determine in my mind whether Tom’s departure relates to performance, philosophy or intended capital structure.

Al Woods:
I think I said earlier that we had stylistic and business-related directional differences.  I just am not going to, as I mentioned earlier, speak with any greater specificity regarding the conversations between the board and Tom.  I just think it’s inappropriate, although I respect your desire to have more information.

Arnie Ursaner:	Yes, the purpose of this call was supposed to be more clarity and information. I thank you.

Operator:	Go next to Cory Johnson with Kingsford Capital.

Cory Johnson:
Thanks for taking my question guys, and, you know, I agree with what was just said, although I’ll say that you guys are to be commended for taking this problem head on.  You know, I understand the risk because this job of CEO starts to look like being manager of the New York Knicks, but I think it’s the right thing to do.

I wonder if there are similar plans to take a hard look at the goodwill that you’re carrying on the balance sheet.  I mean is there ever a time for a write down and to clean this slate, it seems like it would be helpful to give a new CEO a chance to start with a clean slate.  Are there any plans to look at such issues?

Al Woods:	Thank you Cory. To liken us to the New York Knicks, I’m – thank you for injecting a little levity.

I’d like …

Cory Johnson:	That’s not levity from a Knicks fan.

Al Woods:	That’s right. You’re right. That’s my place of origin, so I’m very sensitive to the issue there. But David, can I give you that question?

David Martin:
Sure.  Obviously every year we, or every period we evaluate the value of our business.  That’s the intrinsic value of our business is what drives how much goodwill is on the books.  And according to, you know, U.S. GAAP standards and those kinds of things, the value of our, you know, most of our goodwill has been in our North American operation.  Our North American operation is profitable.  Our overall company is very strongly profitable in its core.  And so, no, we do not intend to make any specific actions around goodwill.  We do this every year.  We are required to.  And, but I would just generally tell you that based on the fundamentals of the business and the future value of our business, cash flow and so forth, it supports, it’s on the books.

Cory Johnson:	All right, thanks.

Operator:	We’ll go next to Richard Paget with Morgan Joseph.

Richard Paget:
Good morning everyone.  U.S. infrastructure has gotten a lot of press lately.  And do you guys think that the kind of – and I realize there is a little bit of a different customer base, but do you think kind of the incremental funding for waste water might get siphoned off to other areas given the focus maybe on power or transportation, roadways, bridges, et cetera.  And if so, I mean Tom had done, you know, a lot of PR work raising awareness, will you guys continue that?

Al Woods:
Excellent question.  First, and I’m going to return this response over to Tom.  First, I have personally seen no data that would suggest or imply that wastewater resources are being directed to bridges, et cetera, but Tom, what would you respond?

Tom Vossman:
Yes, I would concur with that answer.  I, we don’t have any data from this recent program alluded to to suggest that decision process, as it relates to funding, in one sector, is being necessarily influenced by different infrastructure funding in these same municipalities.

Clearly, it was very apparent that the EPA’s actions and consent decrees, drive much of the heavy growth that you see in a lot of the larger cities, we clearly see the impact of the government and how they fund the SRF, the revolving funds.  That’s an issue I think we need some more time dealing with as a market leader.  Clearly we see that the impact of public officials on how much importance they place on the infrastructure has a lot to do with the growth that we can impart going forward.

So when we talk to our customers – and I appreciate this question because it’s not just the engineers and the great men and women that are leading the departments to appropriately spend the money, but it’s the officials that they work for and getting them involved in seminars and educational type events that can influence their support for more spending that we don’t always see.  But those are three examples of areas where I think if we were to reposition an awareness team campaign those are certainly three areas that I would see us focusing on more.

We recently were awarded, you know, seven digits worth of work in a southern state after having public officials attend a seminar in awareness that lead to a new level of spend, and our belief is that we’re missing an opportunity to take a direct approach with our customers, embrace their needs and accept their challenges and help influence those.  And I really think we see that moving forward on a much more aggressive basis than we’ve done in the past.

Al Woods:
So Tom, if I can just interrupt for a minute, I think we or a part of this question is, while we will continue to do the kinds of – how shall I say – are we going to responsibility, continue to take responsibility for educating the customers.  And if so, how?

Tom Vossman:
Yes, absolutely.  I see us working with EPA.  I see us working very close with, directly with the customers.  And again, I bifurcate that into the public official component of the decision making process as well as the folks that we deal with day to day.  And I absolutely see us spending a lot more time helping them allocate their resources appropriately.

Richard Paget:	Thanks. I’ll get back in queue.

Operator:	We’ll go next to Cris Blackman, Empirical Capital.

Cris Blackman:	Yes, thank you very much, and I appreciate you all holding this call and congratulations to David.

First off, I would like to just comment, if I may, on this correlation that’s been used in the past on the housing starts, and somewhat miffed over the analysis there where you could actually, you could actually predict 12 to 24 months in advance what might be happening there, especially considering the company has not even been able to give quarterly guidance in the past.

And would argue and curious your response to the thought that these utility districts actually may be slowing down spending in preparation for an aggressive rate increase request.  I’m curious what your response would be to that theory.

Al Woods:	I don’t know that I can respond. However, we, as Tom mentioned, we have completed a rather exhaustive survey of our customers just very recently. Tom, how would you address that?

Tom Vossman:
Yes, I liked what Al said earlier, and I’ll restate that.  I’m not sure a correlation that exists between housing starts and our primary sector is really the issue.  Rather it’s focusing on what the customers are saying that the fourth component of what I just said earlier in Richard’s comment, that you just mentioned, is in fact one of the top four issues that we see affecting the spending level with the customers.

And that is the pain of making a political decision to raise rates that definitely allows them to have the capital to embark on a much more aggressive rehabilitation program, bond referendums or simply raising utility rates are clearly one of the top four things we’re hearing from them.  You know, how we can impact that, I don’t know, like, I think, I would characterize one of the concerns over how long this flat market might exist is, you know, the upcoming elections and what impact that might have on slowing down decisions.  Municipalities that we see that are clearly telling us they want to spend more.  It’s access to the capital they need to do so.  Our ability to influence that is the challenge we’ve placed on our sales force, which again is something very new in what we expect of them versus responding to the bids and that we receive both domestically and internationally.

So we are currently working on, like, as I mentioned, a revised structure as well as a consistent way, your question about tying it quarter to quarter, a much more consistent way of staying close to this data with all of the top customers, again, much better than we have in the past.  And that process is already started.

I hope that addresses your question.

Cris Blackman:
So is there going to be some way you’re going to be able to help the utility districts with trying to get rate increases?  Maybe not holding their hand, but providing them with data or information that can be useful in their attempt to get approval?

Tom Vossman:
Absolutely.  The way you worded that question is fantastic.  I would tell you there is a way to partner with our customers and provide them with information that they need to work within their municipal structure and determine and help them determine that their level of spending is inadequate.  Yes, I do think we can influence that better than we have.

Al Woods:	I think we have time for one more question.

Cris Blackman:	All right. Is that it? Do I have any follow up? May I have a follow up?

Al Woods:	Yes, go, please.

Cris Blackman:
I guess on the capital structure side, I’ve just got a comment.  I mean I’ve been hearing about the need for a change in capital structure since hearing the reason for Chris Farman’s departure as CFO a couple of years ago.  So I guess, you know, I know in your comments earlier you stated that you’re not going to be bound to having, to doing something by the end of the year, but here short-term, given there’s no debt payments due until 2013, a plan hasn’t fully been spelled out as far as what you all are going to do yet.  I applaud you all for attempting this morning.  You’ve got good cash flow, tunneling is behind you, is less relevant of an issue or almost behind you, and you’ve got a stock price at $16.  Are you all considering stepping in and buying some stock here short of your restructuring overhaul?

Al Woods:	David Martin will …

David Martin:
Yes, I’ll address your question.  And obviously we’ve been very actively reviewing this over the last year and continue to do so.  I know many of you are, current capitalization is sub-optimal, and we share that view.  We, but we are very mindful of our opportunities.  And obviously the credit market has tightened recently and we have to be very cognizant of that.  And we continue to work with our advisors on the most correct option for us.  But so far as to put a deadline on this as year-end, we’re just not willing to do that today.

Cris Blackman:
So I can understand that, and I appreciate that, but are, is, are the opportunities too great and the cash too tight and your worries too much to step in and buy a million shares of stock back, or at least spend $16 million supporting the stock at this level?

David Martin:
Yes, one thing I should mention is the fact that our credit agreements today do not allow us to do so.  And so for us to step in is impossible.  In that we – obviously that’s part of the review process as to any credit agreement going forward.  We have to, we would love to have that ability to have that option.  But at this point in time, you know, we do not.

Cris Blackman:	Thank you.

Al Woods:	One more question please.

Operator:	We’ll go to Will Nasgovitz with Heartland Funds for our last question.

Will Nasgovitz:
Thank you for taking my question.  I guess the one thing I would articulate, given that your long-term outlook for the company is bullish and your large market share position, I’d advocate the inside owners, or the insiders in this team to illustrate that by buying back stock.  Your previous CEO never did that.  And I would advocate you to do that.  Thank you for your time.

Al Woods:
Thank you.  Assuming that’s a question.  I would, I would again, indicate that there are a number of strategic directions we could take.  However, at the present time, given our present structure – and I’m referring to our debt structure – we do not have the option of deciding today that we could repurchase our stock.  So it would require a recapitalization in order to be able to implement such a strategy, and that’s one of the reasons why our movements seem, from your perspective, and I can respect that to be somewhat slow in coming, but the, all of the implications of those movements are quite complex, and I can assure you we are working through those issues.  We accept the responsibility for resolving them, and we will do so as quickly as we can.

Thank you very much. I thank everyone for joining the call this morning. I look forward to speaking with you in the future.

Operator:	That concludes our conference for today. We thank you all for your participation. Have a great day.

END